Exhibit 99.1

Contacts:
John P. McLaughlin	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
John.mclaughlin@pdl.com	jennifer@cwcomm.org

PDL Files for Arbitration Against Genentech

Based on Underpayment of Royalties

INCLINE VILLAGE, NV, June 11, 2013 -- PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that on June 7, 2013, the Company filed a Notice of Arbitration against Genentech with the American Arbitration Association in Voorhees, New Jersey, alleging, inter alia, that Genentech underpaid royalties going back to at least 2007 and impeded PDL’s attempts to have Genentech’s books and records inspected to determine whether Genentech’s past payments to PDL were accurately calculated.

In 2009, PDL retained KPMG LLP (KPMG) to conduct an independent inspection and analysis of the books and records of Genentech and its sublicensees for the three year period covering January 1, 2007 to December 31, 2009, a right granted to PDL under PDL’s Patent License Master Agreement and License Agreements with Genentech. KPMG reported to PDL that, due to limitations on its inspection imposed by Genentech, it was unable to assess the completeness or accuracy of Genentech's reporting of royalties. KPMG concluded that, based on the limited information it was able to review, Genentech appears to have underpaid PDL in an amount that, if substantiated, PDL believes would be material. Genentech has informed PDL that it disagrees with KPMG’s conclusions and that it believes that it has correctly calculated royalties due.

In the arbitration, PDL: (i) requests a declaration of the parties’ rights and obligations with respect to reporting and payment of royalties under the license agreements; (ii) alleges that Genentech has breached the license agreements due to its obstruction of KPMG’s inspection and underpayment of royalties; and (iii) alleges that Genentech breached the implied covenant of good faith and fair dealing by depriving PDL of the benefits of the license agreements through its obstruction of the inspection, which we further assert concealed the nature and extent of its underpayment.

The outcome of this arbitration is uncertain, and PDL may not be successful in its allegations.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new income generating assets and maximizing value for its shareholders. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, PDL being successful with its allegations and the underlying audit report being accurate.  Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual report filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

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